Exhibit 99.1

FOR IMMEDIATE RELEASE

BAY BANCORP, INC. RAISES $7.0 MILLION TO SUPPORT ITS GROWTH

LUTHERVILLE, MD – May 16, 2014 – Bay Bancorp, Inc. (NASDAQ: BYBK) (the “Company”), the parent company of Bay Bank, FSB, Lutherville, Maryland (the “Bank”), announced today that it has completed a sale of shares of its common stock under a private placement with its majority shareholder, Financial Services Partners Fund I, Directors and other members of the Executive Management team.  The Company sold 1,422,764 shares of common stock at $4.92 per share, the closing bid price on May 14, 2014 as reported on The NASDAQ Capital Market, for aggregate gross proceeds of approximately $7.0 million.

“We are very pleased with the support of our lead investor, Directors and Management to raise $7 million in additional common equity to support the growth of the Company,” stated Joseph Thomas, Executive Chairman of Bay Bancorp, Inc. and Bay Bank FSB.  “A strong balance sheet is critical in the banking industry today to serve the needs of our current customers and to pursue future expansion and bank acquisitions.  Bay Bank is well positioned in terms of management, branch distribution and financial solutions to become the leading local, community bank in the Baltimore/Washington market,” added Thomas.

The shares of common stock were sold only to accredited investors in a private placement in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The offer and sale of the shares have not been, and will not be, registered under the Securities Act, and the shares may not be offered or sold in the United States absent registration under such Act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock sold in the private placement.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Bay Bank

Bay Bancorp, Inc. is the holding company for Bay Bank, FSB, a federal savings bank headquartered in Lutherville, Maryland.  Bay Bank is focused on providing superior customer service to the local communities in our market.  Bay Bank serves the community with a network of 10 branches strategically located throughout the region.  Bay Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking.  A locally based financial institution, the Bank has total assets of approximately $420 million.  Bay Bancorp, Inc., trades on the NASDAQ Capital Market under the ticker symbol “BYBK”.  Investor information is available on Bay Bank’s website at www.baybankmd.com.

Contact:	Kevin B. Cashen, President & CEO Bay Bank, FSB (410) 427-3707 kcashen@baybankmd.com